EXHIBIT 10.21
Amended and Restated Coach, Inc. 2010 Stock Incentive Plan
Stock Option Grant Notice and Agreement

NAME
Coach, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option (an “Option”), effective as of GRANT DATE (the “Award Date”), as provided in this agreement (the “Agreement”):
1.Option Right. Your Option is to purchase, on the terms and conditions set forth below, the following number of Option Shares (the “Option Shares”) of the Company’s Common Stock, par value $.01 per Option Share (the “Common Stock”), at the exercise price specified below (the “Exercise Price”).

	Number of Option Shares	Grant Price Per Option Share
Option Shares Granted	# of Options	Grant Price

2.    Option. This Option is a non-qualified stock option that is intended to conform in all respects with the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (as amended, restated or otherwise modified from time to time, the “2010 Stock Incentive Plan” or the “Plan”), a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.    Expiration Date. This Option expires on the tenth (10th) anniversary of the Award Date (the “Expiration Date”), subject to earlier expiration upon your death, disability or other termination of employment, as provided below.
4.    Vesting. This Option may be exercised only to the extent it has vested. Subject to sections 5 and 6 below, if you are continuously employed by the Company or any of its affiliates (collectively, the “Coach Companies”) from the Award Date until the first anniversary of the Award Date, this Option will vest with respect to one-third (1/3) of the Option Shares, and on each subsequent anniversary of the Award Date on which you continue to be employed by the Coach Companies, your Option will vest with respect to an additional one-third (1/3) of the Option Shares.
If your employment is terminated by the Company without Cause (as defined below) upon, or during the 12-month period immediately following, a Change in Control (as defined in Annex A) (a “Change in Control Termination”), then all of the Option Shares not otherwise vested will become fully vested, effective immediately upon such termination.
5.    Death, Total Disability or Retirement. If you cease active employment with the Coach Companies because of your death or permanent and total disability (as defined below), this Option will vest as of the date of death or the date you are determined to be permanently and totally disabled and the last day on which this Option may be exercised is the earlier of (a) the Expiration Date, or (b) five (5) years after the date of your death or permanent and total disability. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.
In the case of your Retirement (as defined below), this Option will continue to vest in accordance with the schedule set forth in section 4, and will be exercisable until the Expiration Date. For purposes of the foregoing, “Retirement” shall mean your voluntary departure from employment with the Coach Companies if either: (1) you have attained age 65 and five years of service with the Coach Companies or (2) you have attained age 55 and ten years of service with the Coach Companies.
6.    Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.
(a)    Involuntary and Constructive Terminations. If your employment with the Coach Companies is terminated and you are eligible to receive severance benefits under any written severance plan of the Coach Companies (collectively, a “Severance Event Termination”), this Option will continue to vest during your severance period as defined in your severance agreement, and the last day on which this Option may be exercised is the earlier of (i) the Expiration Date, or (ii) ninety (90) days after the last day of your severance period; provided, that if your employment with the Coach Companies is terminated due to poor performance, as determined in the sole discretion of the Committee, the portion of this Option that has not yet vested on the date your employment terminates will be forfeited and the last day on which the vested portion of this Option may be exercised is the earlier of (i) the Expiration Date, or (ii) the last day of your severance period.
(b)    Voluntary Termination and Non-Severance Event Termination. If your employment terminates (i) for reasons other than your death, permanent and total disability, or retirement (as described in section 5) and (ii) such termination is not a Constructive Termination or a Severance Event Termination (i.e., you voluntarily terminate your employment with the Coach Companies or your employment is terminated by Coach and you are not eligible for severance pay under the Company’s written severance plans), then the portion of this Option that has not yet vested on the date your employment terminates will be forfeited and the vested portion of this Option shall terminate ninety (90) days following the date of your termination of employment; provided, that if your termination by the Company is for Cause, then this Option shall terminate on the date your employment terminates. For purposes of this Agreement, “Cause” shall mean fraud, misappropriation, embezzlement or other act of material misconduct against the Coach Companies; substantial and willful failure to render services in accordance with the terms of your duties as an employee, provided that (A) a demand for performance of services had been delivered to you at least thirty (30) days prior to your termination identifying the manner in which you have failed to perform and (B) thereafter you fail to remedy such failure to perform; conviction of or plea of guilty or nolo contendere to a felony; or violation of any business standards established by the Company.
7.    Exercise. This Option may be exercised (subject to the restrictions contained in this Agreement) in whole or in part for the number of Option Shares specified in a verbal or written notice that is delivered to the Company or its designated agent and is accompanied by full payment of the Exercise Price for such number of Option Shares in cash. Subject to Section 1 above, this Option will be considered exercised on the date on which (a) your verbal or written notice of exercise and (b) your payment of the Exercise Price, have both been received by the Company or its designated agent. In addition, if you are an international optionee, you are subject to the additional terms shown on Annex B.
8.    Forfeiture.

(a)    Notwithstanding anything contained in this Agreement to the contrary, if your employment with the with the Coach Companies is terminated for Cause or (a “Termination for Cause”), (ii) if you elect to terminate your employment with the Coach Companies (including in the event of your Retirement) and you do not provide the Coach Companies with the Required Notice applicable to your level (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Coach Companies during your employment with the Coach Companies or at any time during the period ending one (1) year after your employment with the Coach Companies terminates, including but not limited to: (A) violating any of the Restrictive Covenants (as defined below), (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control, as defined in Article 2 of the Stock Incentive Plan (such activities to be collectively referred to as “Wrongful Conduct”) then (x) this Option, to the extent it remains unexercised, shall terminate automatically on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) you shall pay to the Company in cash any Financial Gain (as defined below) you realize from exercising all or a portion of this Option within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period following a Change of Control, as defined in the Plan, items (A), and (B) shall not constitute Wrongful Conduct.

(b)    For purposes of this section, “Financial Gain” shall equal, on each date of exercise during the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding such Wrongful Conduct or termination, the difference between the fair market value of the Common Stock on the date of exercise and the Exercise Price, multiplied by the number of Option Shares Common Stock purchased pursuant to the exercise (without reduction for any Option Shares of Common Stock surrendered or attested to); and (b) “Required Notice” means advance written notice of your intent to terminate your employment with the Coach Companies, delivered not less than (A) twelve (12) weeks before your last day of employment if you are then a member of the Coach Operating Group, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).
(c)    For purposes of this Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Coach Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Coach Companies, (iii) solicit any present or future employees or customers of the Coach Companies to terminate such employment or business relationship(s) with the Coach Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Coach Companies or at any time during the period ending one (1) year after your employment with the Coach Companies terminates, or (iv) disclose or misuse any confidential information regarding the Coach Companies at any time. You acknowledge and agree that the Company is granting you the Award in consideration of your agreement to be bound by the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 8(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Coach Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 8(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 8(a).
(d)    For purposes of this Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the date of this Agreement, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Coach Companies; provided, that (i) the list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of the termination of your employment with the Coach Companies. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of this Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Burberry Group PLC; Diane von Furstenberg Studio, L.P.; Cole Haan LLC; Fast Retailing Co., Ltd.; The Gap, Inc.; Kering; J. Crew Group, Inc.; Fung Group; L Brands, Inc.; Kate Spade and Company; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; PVH Corp.; Rag & Bone; Ralph Lauren Corporation; Prada, S.p.A.; Proenza Schouler; Tory Burch LLC; Tumi Holdings, Inc.; and V.F. Corporation.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of this Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): adidas AG; Burberry Group PLC; Chanel S.A.; Cole Haan LLC; Club 21 Pte Ltd; Fast Retailing Co., Ltd; Salvatore Ferragamo S.p.A.; Furla S.p.A.; The Gap,

Inc.; Kering; H & M Hennes & Mauritz AB; Hermes International SA; Kate Spade and Company; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; PVH Corp.; Ralph Lauren Corporation; Prada, S.p.A.; Compagnie Financiere Richemont SA; Tod’s S.p.A.; Tory Burch LLC; Industria de Diseño Textil, S.A.
By accepting this Option, you consent to and authorize the Coach Companies to deduct from any amounts payable by the Coach Companies to you any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. Your obligations under this section shall be cumulative (but not duplicative) of any similar obligations you have under this Agreement or pursuant to any other agreement with the Company.
9.    Rights as a Stockholder. You will have no right as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you.
10.    Options Not Transferable. This Option will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative). If this Option remains exercisable after your death, subject to sections 1, 5 and 7 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.
11.    Transferability of Option Shares. Option Shares generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Option.
12.    Conformity with the Plan. This Option is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan.
13.    Nature of Grant.
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan is voluntary;
(e)    the Option and the underlying Option Shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to your actual employer, and are outside the scope of your employment contract, if any;
(f)    the Option and the underlying Option Shares and the income and value of same, are not intended to replace any pension rights or compensation;
(g)    the Option and the underlying Option Shares and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your actual employer;
(h)    the grant of the Option and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any other Affiliate, and shall not interfere with the ability of the Company, the Employer or any other Affiliate, as applicable, to terminate your employment or service relationship (if any);
(i)    the future value of the underlying Option Shares is unknown and cannot be predicted with certainty;
(j)    if the underlying Option Shares do not increase in value, the Option will have no value;
(k)    if you exercise your Option and obtain Option Shares, the value of such Option Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;
(l)    in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Option Shares purchased through exercise forfeiture of the Option resulting from the termination of your employment by the Company or your actual employer or continuous service (for any reason whatsoever and, whether or not later found to be invalid or in breach of local labor laws) and you irrevocably release the Company and your actual employer applicable labor laws or the terms of your employment or service agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any other Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its other Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found allowed by a court of competent jurisdiction to have arisen, then, by signing this Agreement and/or accepting the Option participating in the Plan, you shall be deemed irrevocably to have waived your entitlement to pursue agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(m)    except as may be determined by the Administrator pursuant to Section 6.4 of the authority delegated to him under the Plan and as otherwise provided in Sections 5 and 6, above, in the event of the termination of your employment or continuous service (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), (i) your right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date you are no longer actively employed or providing services and will not be extended by any notice period mandated under local law applicable labor laws (e.g., active employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated pursuant to local law); furthermore, in the event of termination of employment (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any),; and (ii) your right to exercise the Option after termination of employment, if any, will be measured by the date of termination of your active employment or continuous service and will not be extended by any notice period mandated under local law applicable labor laws; the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option grant (including whether you may still be considered to be providing services while on a leave of absence);

(n)    the Option and the benefits under the Plan , if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
(o)    neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the settlement of the Option or the subsequent sale of any Option Shares acquired upon exercise;

(p)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Option Shares; and
(q)    you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.     Withholding. Regardless of any action the Company and/or your employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains the your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Options, the subsequent sale of any Option Shares acquired at exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard you authorize the Company and/or the Employer, or their respective agents, to withhold all applicable Tax-Related Items from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer or their respective agents, at their discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding otherwise deliverable Option Shares; or (ii) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and at your direction pursuant to this authorization). To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of Option Shares as described herein, for tax purposes, you are deemed to have been issued the full number of Option Shares subject to the portion of the Option exercised, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. You shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Option Shares or the proceeds of the sale of Option Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
15. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Option Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Option Shares acquired upon exercise of the Option.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan, and that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Option is documented by the minutes of the Committee, which records are the final determinant of the number of Option Shares granted and the conditions of this grant. The Committee may amend or modify this Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law. Furthermore, you agree to reimburse the Company for any and all reasonable attorney’s fees and expenses related to the enforcement of this Agreement.
(c)    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(d)    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
(e)    Forfeiture if Not Accepted. This Company’s grant to you of these Options is conditioned upon your acceptance of the terms of this Agreement. If you do not accept this Agreement (by returning a signed copy of this Agreement to the Coach Human Resources Department or by electronically accepting it online, as applicable) prior to the first anniversary of the Award Date, then the Company shall have the right to terminate this Agreement and cancel the Options without further notice to you.
(f)    Language: If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(g)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Annexes. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions as set forth in any annex to this Agreement. Moreover, if you relocate to one of the countries included Annex B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Annexes constitute part of this Agreement.
18.    Imposition of Other Requirements: The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Option Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Option Shares or rights to shares (e.g., Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

20.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Holder.

In witness whereof, the parties hereto have executed and delivered this agreement.
COACH, INC.
Sarah Dunn
Global Human Resources Officer

Date: GRANT DATE

I acknowledge that I have read and understand the terms and conditions of this Agreement and of the Plan and I agree to be bound thereto.
OPTIONEE:
__________________________________
NAME
Date: _____________________________

ANNEX A
DEFINITION OF “CHANGE IN CONTROL”

A “Change in Control” shall occur upon any of the following events:
(i)    A “Person” (which term, for purposes of this section, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the voting stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or
(iii)    During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs “i" or “ii” above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

ANNEX B
COUNTRY-SPECIFIC PROVISIONS
(International Optionees)

This Annex includes additional terms and conditions that govern your Option grant if you reside in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.
This Annex may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning options in effect as of August 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you exericse your Option or sell Option Shares acquired under the Plan.
In addition, this Annex is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are strongly advised to seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.
If you reside in a country but are considered a citizen or resident of another country for purposes of the country in which you reside, the information contained in this Annex may not be applicable.
CANADA

Nature of Grant. The following provision replaces Section 13(m) of the Grant Agreement:

(m)    except as may be determined by the Administrator pursuant to the authority delegated to him under the Plan and as otherwise provided in Sections 5 and 6, above, in the event of the termination of your employment or continuous service (whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your right to vest in the Option under the Plan (if any) will terminate effective as of, and your right to exercise the Option after termination of employment (if any) will be measured by, the earlier of (i) the date upon which your employment or continuous service is terminated by the Company or your actual employer; (ii) the date upon which you receive written notice of termination of your employment or continuous service from the Company or your actual employer; or (iii) the date upon which you are no longer actively employed or providing services to the Company or your actual employer, and in all cases will not be extended by any notice period mandated under local law (e.g., active employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated pursuant to applicable labor laws or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option grant (including whether you may still be considered to be providing services while on a leave of absence).

Data Privacy. This provision supplements Section 15 of the Grant Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliates and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize your employer to record such information and to keep such information in your employee file.

Consent to Receive Information in English. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. Foreign property (including Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. It is not certain if outstanding Options constitute foreign property that needs to be reported on Form T1135. The form must be filed by April 30th of the following year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

CHINA
Manner of Exercise. This provision supplements Section 7 of the Grant Agreement and is applicable to you if you are a PRC national residing in China, unless otherwise determined by the Company or required by SAFE:

Due to regulatory requirements, you will be required to exercise the Option using the (cashless) “exercise and sell” method. To complete a (cashless) “exercise and sell” transaction, you consent and agree to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Option Price and brokerage fees; and (iii) remit the balance of proceeds in U.S. denominated cash to the designated Company sponsored bank account that has been authorized for use by the appropriate State Administration of Foreign Exchange. You further agree (i) that the Company will advise you within a reasonable time of the arrival of proceeds to the bank account after exercise, and the Company will advise you of the taxes that are due on the proceeds, (ii) that the Company will initially instruct the bank to issue 50% of the proceeds to you, (iii) you then will remit to the Company the entire tax payment calculated by Company in local currency (RMB) and the Company will (iv) subsequently remit this amount to the appropriate tax authorities on your behalf; the

Company will then (v) authorize the designated bank to release the remaining balance to the proceeds to you. You acknowledge that the amount of Tax calculated by the Company is an estimate, and you may be liable for additional taxes on the proceeds. You agree to bear any currency fluctuation risk between the time the Option Shares are sold and the time the sale proceeds are distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Exchange Control Restrictions. The following provision applies to you if you are a PRC national residing in China, unless otherwise determined by the Company or required by SAFE:

You understand and agree that, due to exchange control laws in China, you must immediately repatriate the proceeds from the cashless exercise to China. You further understand that such repatriation of the proceeds may be effected through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that the proceeds from the cashless exercise may be transferred to such special account prior to being delivered to you. The Company is under no obligation to secure any exchange conversion rate.
HONG KONG

Sale of Shares. In the event the Option vests within six months of the Grant Date, you agree that you will not dispose of the Option Shares acquired prior to the six-month anniversary of the Grant Date.

Securities Law Notification. WARNING: The Option and the Option Shares issued upon exercise do not constitute a public offering of securities under Hong Kong law and are available only to certain Eligible Individuals. The Agreement, the Plan and other incidental communication materials distributed in connection with the Option have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each Holder, and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement or the Plan, you should obtain independent professional advice.

ITALY

Data Privacy. This provision replaces Section 15 of the Grant Agreement:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Option Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Coach, Inc. with registered offices at 516 West 34th Street, New York, New York, 10001, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Coach Italy S.r.l., 516 W. 34th Street, NY, NY, USA.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of such Data to a broker or other third party with whom you may elect to deposit any Option Shares acquired upon exercise of the Option. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require you consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment. In accepting the Option grant, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Grant Agreement: Section 13. Nature of Grant; Section 14. Withholding; Section 16(b). Governing Law; Section 16(d). Severability; Section 16(f). Language; Section 16(g). Electronic Delivery and Acceptance; Section 18. Imposition of Other Requirements; and the Data Privacy section above.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.

Foreign Asset Tax Information. The value of financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning 2014, such tax is levied at an annual rate of 2 per thousand (0.2%).  The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year.

JAPAN

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including shares acquired under the Plan as of December 31), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. You should consult with his or her personal tax advisor to determine if the reporting obligation applies to your personal situation.

KOREA

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares (including Option Shares) or the receipt of dividends in a single transaction to repatriate the sale proceeds back to Korea within eighteen months of the sale/receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine any personal reporting obligations.

LUXEMBOURG

There are no country-specific provisions.

MALAYSIA

Data Privacy. The following provisions replace Section 15 of the Grant Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Option documentation by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of your participation in the Plan.

Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian ini dan apa-apa dokumentasi Opsyen oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all Options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua Opsyen atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

You also authorize any transfer of Data, as may be required, to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Option Shares acquired upon exercise of the Option are deposited.  You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data.  You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada broker Pelan yang ditetapkan oleh Syarikat, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan Opsyen Saham yang diperolehi melalui pelaksanaan Opsyen. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut.

You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your employment status and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Options or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat buruk jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan Opsyen pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., an Option, Option Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

SINGAPORE
Securities Law Information. The grant of the Option is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), under which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Option is subject to Section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the shares in Singapore or (ii) any offer of such subsequent sale of the shares subject to the Option in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation. If you are a director, associate director or shadow director of a Singapore Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest (e.g., Options, Option Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, you must notify the Singapore Affiliate when you sell Option Shares of Company or any related company (including when you sell Option Shares acquired through exercise of your Option). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two (2) days of becoming a director.
If you are a director, associate director or shadow director, you are advised to seek appropriate professional advice as to your reporting obligations under the Singapore Companies Act.

UNITED KINGDOM

Disapplication of Retirement Provisions in Section 5 of this Agreement
The provisions set forth in Section 5 of this Agreement regarding continued vesting and the right to exercise your Option following termination of employment with the Coach Companies due to Retirement do not apply to Participants in the United Kingdom. In the event of such termination, the provisions set forth in Section 6(b) regarding voluntary termination of employment shall govern.
Withholding Taxes
Regardless of any action the Company or an Affiliate which is your employer (the “Employer”) takes with respect to any or all income tax, social insurance and National Insurance Contributions ("NICs") payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally payable by you (together, “Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as the Company may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (b) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Option; (c) arranging for the sale of a whole number of Option Shares otherwise deliverable to you (on your behalf pursuant to this authorization); and/or (d) withholding a whole number of otherwise deliverable Option Shares.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. You shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise if you fail to comply with your obligations in connection with the Tax-Related Items as described in this paragraph.
If payment or withholding of income tax is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the income tax occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to your Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or your Employer may recover it at any time thereafter by any of the means set forth in this Annex.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the income tax. In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and NICs may be payable. You understand that you will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election for Transfer of the Employer’s Secondary Class 1 NICs Liability
As a condition of participation in the Plan and the exercise of your Options, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Options and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), in the form set forth in Exhibit A to this Appendix, and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from you by any of the means set forth in this Appendix.

If you do not enter into a Joint Election prior to exercise of your Options, you will not be entitled to exercise your Options unless and until you enter into a Joint Election and no Option Shares will be issued to you under the Plan, without any liability to the Company and/or the Employer.